United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2015

CHINA JO-JO DRUGSTORES, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1st Floor, Yuzheng Plaza, No. 76, Yuhuangshan Road

Hangzhou, Zhejiang Province, People’s Republic of China

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +86 (571) 88077078

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐     Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 19, 2015, China Jo-Jo Drugstores, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single health-care focused institutional investor (the “Investor”) pursuant to which the Company agreed to sell to the Investor, and the Investor agreed to purchase from the Company, in a registered direct offering, an aggregate of 1,200,000 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (“Common Stock”), at a purchase price of $2.50 per Share, for aggregate gross proceeds to the Company of $3 million.

The Company also agreed to sell to the Investor warrants to purchase up to an aggregate of 600,000 shares of Common Stock at an exercise price of $3.10 per share (the “Warrants”). The Warrants shall be initially exercisable six months following issuance and expire five years from the date on which the Warrants are initially exercisable. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in the event of stock splits or dividends, or other similar transactions, but not as a result of future securities offerings at lower prices.

Net proceeds to the Company from the sale of the Shares and the Warrants (such transaction, the “Offering”), after deducting estimated offering expenses and placement agent fees, are expected to be approximately $2.705 million. The Offering is expected to close on or about July 23, 2015, subject to satisfaction of customary closing conditions.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-198001), which was originally filed with the Securities and Exchange Commission on August 8, 2014 and was declared effective on August 29, 2014.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as exclusive placement agent in connection with the Offering pursuant to an engagement agreement between the Company and the Placement Agent dated July 19, 2015 (the “Engagement Agreement”). The Engagement Agreement provides that the Placement Agent will receive a commission equal to 6% of the aggregate gross proceeds of the Offering. The Placement Agent shall also receive warrants to purchase such number of shares of Common Stock as is equal to 6% of the aggregate number of shares of Common Stock sold in the Offering, or 72,000 warrants, with substantially the same terms as the Warrants being issued to the Investor.

In the Purchase Agreement, the Investor was given a right of participation to invest in up to 50% of future offerings for up to 24 months following the closing of the Offering, subject to standard exceptions. The Purchase Agreement also prohibits the Company from issuing any Common Stock (or Common Stock equivalents) for 90 calendar days following the closing of the Offering, and from entering into any agreement to effect any “variable rate transaction” for so long as the Investor holds any of the Warrants.

The Warrants provide that, if at any time while the Warrants are outstanding, the Company consummates a fundamental transaction, as described in the Warrants, and which term generally includes, but is not limited to: (i) any consolidation or merger into another corporation, (ii) the consummation of a transaction whereby another person or entity acquires more than 50% of the Company’s outstanding voting stock, or (iii) the sale of all or substantially all of the Company’s assets, then each holder will have the right to require the Company (or any successor thereto) to repurchase such holder’s Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such holder’s Warrants.

A copy of each of the Purchase Agreement, the Engagement Agreement and the form of Warrant is attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 4.1, respectively, and is incorporated herein by reference.

A copy of the opinion of Pryor Cashman LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Pryor Cashman LLP

10.1	Securities Purchase Agreement dated July 19, 2015

10.2	Engagement Agreement dated July 19, 2015

23.1	Consent of Pryor Cashman LLP (included in Exhibit 5.1)

99.1	Press release of China Jo-Jo Drugstores, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2015

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Pryor Cashman LLP

10.1	Securities Purchase Agreement dated July 19, 2015

10.2	Engagement Agreement dated July 19, 2015

23.1	Consent of Pryor Cashman LLP (included in Exhibit 5.1)

99.1	Press release of China Jo-Jo Drugstores, Inc.

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